Exhibit 99.2
Investor Contact: Valda Colbart, 419-784-2759, rfcinv@rurban.net
Rurban Announces RDSI
Signs Agreement With CBank
Defiance, Ohio – July 17, 2007 – Rurban Financial Corp. (Nasdaq: RBNF), a leading provider of full-service community banking, investment management, trust services and bank data and item processing, today announced its technology subsidiary, RDSI, has successfully signed a 60-month contract with CBank. CBank, based in Cincinnati, Ohio, commenced operations on July 16, 2007. The bank will primarily serve the business and private banking market segments in southwest Ohio and northern Kentucky.
Jim Fishell, CEO of CBank chose RDSI as its technology partner in part because of RDSI’s reputation in the marketplace, the ability to seamlessly integrate its software system, and the personalized service the company offers. “We felt RDSI’s expertise and proven track record in the De Novo arena would benefit us greatly and help insure our long-term success in the marketplace,” stated Fishell.
“Working with De Novo banks is an exciting process. We welcome the opportunity to assist them with their set-up, from the very beginning, to opening their doors, and in their successful future,” commented John Weimerskirk, President of RDSI.
Ken Joyce, President and CEO of Rurban stated, “New clients have always been a validation to RDSI’s proven history of an environment of personal service. We welcome CBank into our data processing family and look forward to a successful relationship.”
RDSI will provide all core ITI processing services along with Internet Banking and Corporate Cash Management services. CBank will utilize the Image Capture Item Processing solution provided by RDSI for their Item Processing needs.
About Rurban Financial Corp.
Rurban Financial Corp. is a publicly-held financial services holding company based in Defiance, Ohio. Rurban’s wholly-owned subsidiaries are The State Bank and Trust Company, including Reliance Financial Services, Rurbanc Data Services, Inc. (RDSI), and DCM. The community bank offers financial services through its 18 branches in Allen, Defiance, Fulton, Lucas, Paulding and Wood Counties, Ohio and Allen County, Indiana. Reliance Financial Services offers a diversified array of trust and financial services to customers throughout the Midwest. RDSI and DCM provide data and item processing services to community banks in Arkansas, Florida, Illinois, Indiana, Michigan, Missouri, Ohio and Wisconsin. Rurban’s common stock is quoted on the Nasdaq Global Market under the symbol RBNF. The Company currently has 10,000,000 shares of stock authorized and 5,015,433 shares outstanding. The Company’s website is http://www.rurbanfinancial.net